Exhibit 21.1
Subsidiaries of the Registrant
New York Marine And General Insurance Company
Gotham Insurance Company
Southwest Marine And General Insurance Company
MMO EU, Ltd.
Mutual Marine Office, Inc.
Pacific Mutual Marine Office, Inc.
Mutual Marine Office of the Midwest, Inc.